UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number:  333-140279-08


  Financial Asset Securities Corp.
  (Exact name of Registrant as specified in its charter)


    c/o Financial Asset Securities Corp.
    600 Steamboat Road
    Greenwich, CT 06830
    (203) 625-2700




     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

     Soundview Home Loan Trust 2007-OPT3
     Asset-Backed Certificates, Series 2007-OPT3

  I-A-1

  II-A-1

  II-A-2

  II-A-3

  II-A-4

  M-1

  M-2

  M-3

  M-4

  M-5

  M-6

  M-7

  M-8

  M-9


  (Title of each class of securities covered by this Form)

     None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           / /

     Rule 12g-4(a)(1)(ii)          / /

     Rule 12g-4(a)(2)(i)           / /

     Rule 12g-4(a)(2)(ii)          / /

     Rule 15d-6                    /X/

     Rule 12h-3(b)(1)(i)           / /

     Rule 12h-3(b)(1)(ii)          / /

     Rule 12h-3(b)(2)(i)           / /

     Rule 12h-3(b)(2)(ii)          / /


  Approximate number of holders of record as of the certification or notice date:
                Less than 300 Holders




  Pursuant to the requirements of the Securities Exchange Act of 1934,

    Financial Asset Securities Corp.

  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  Date: January 28, 2008
  By: /s/ Thomas J. Conway
  Thomas J. Conway, Senior Vice President

  as Depositor for Soundview Home Loan Trust 2007-OPT3


  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.